Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Schedule 13D with respect to the common stock, $0.10 par value per share, of Aviragen Therapeutics, Inc., dated as of June 19, 2017, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

June 19, 2017
(Date)

/s/ Landon T. Clay
Landon T. Clay

/s/ Thomas M. Clay
Thomas M. Clay

EAST HILL MANAGEMENT COMPANY, LLC

By:	/s/ Thomas M. Clay
Name:	Thomas M. Clay
Title:	Vice President